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                                                                    EXHIBIT 99.1



                                                  CONTACT:
                                                  Mark G. Foletta
                                                  Vice President of Finance and
                                                  Chief Financial Officer
                                                  (858) 552-2200
                                                  www.amylin.com

FOR IMMEDIATE RELEASE

  FDA ADVISORY COMMITTEE VOTES NOT TO RECOMMEND APPROVAL OF SYMLIN FOR USE IN
                    TYPE 1 AND INSULIN-USING TYPE 2 DIABETES

     San Diego, CA - July 26, 2001 - The Endocrinologic and Metabolic Drugs Advisory Committee of the United States Food and Drug Administration (FDA) today voted not to recommend approval at this time of Amylin Pharmaceuticals' SYMLIN(TM) (pramlintide acetate) for the treatment of type 1 and insulin-using type 2 diabetes. However, eight out of nine Committee members voted that the data presented were adequate to demonstrate efficacy of SYMLIN in both type 1 and insulin-using type 2 diabetes, which the FDA also acknowledged in their presentation. The majority of the Committee members voiced encouragement for the potential of SYMLIN therapy. Concerns expressed focused on safety issues, particularly upon the initiation of therapy. Committee members requested that the Company submit additional data to respond to safety concerns.

     "We believe the concerns highlighted by the Advisory Committee are clear and addressable," stated Joann L. Data, Senior Vice President of Regulatory Affairs and Quality Assurance. "Our next step is to meet with the FDA and develop an agreeable plan going forward."

     "We are obviously disappointed with the decision of the Advisory Committee, but we are heartened by the stated enthusiasm of the Committee on the potential of SYMLIN in the management of type 1 and insulin-using type 2 diabetes," said Joseph C. Cook, Jr., Chairman and CEO of Amylin Pharmaceuticals "We remain committed to the SYMLIN development program and to the opportunity it may present for people with diabetes who use insulin."

     The FDA's advisory committees provide independent advice and recommendations to the FDA on scientific and technical matters related to the development and evaluation of products regulated by the FDA. Although the committees provide recommendations to the agency, final decisions are made by the FDA.

     The company will webcast a conference call for analysts and investors tomorrow morning, July 27, 2001, at 8:30 a.m., Eastern Time. The call will be webcast live through Amylin's corporate website and a recording will be made available following the close of the call. To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. A recording will be available by phone for 24 hours following the close of the call at 800-633-8284 (domestic) or 858-812-6440 (international), reservation number 19398229.
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 Amylin Pharmaceuticals is engaged in the discovery, development and commercialization of drug candidates for the treatment of metabolic disorders. The Company's lead drug candidate, SYMLIN(TM) (pramlintide acetate), is currently under review by the FDA as a treatment for people with diabetes who use insulin. Marketing Authorization Applications for SYMLIN were submitted in Europe in May 2001 and have since been accepted for filing by the EMEA. Amylin Pharmaceuticals' second diabetes drug candidate, AC2993, is in Phase 2
evaluation for the treatment of type 2 diabetes.   A long-acting release
formulation, AC2993 LAR, is in Phase 1 development, with study results expected in the third quarter of 2001. The Company's third drug candidate, AC3056, is currently in Phase 1 evaluation as a potential treatment for metabolic disorders relating to cardiovascular disease. The Company has adopted a commercialization plan for SYMLIN that includes establishment of an internal commercial organization. The Company continues to evaluate arrangements with companies that may add value to its commercialization efforts for SYMLIN in the US as well as in Europe, Japan and other markets. Amylin Pharmaceuticals is based in San Diego, California and has approximately 220 employees. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

     This press release contains forward-looking statements about the Company which involve a number of risks and uncertainties, including statements regarding the Company's ability to address the safety concerns regarding SYMLIN highlighted by the Advisory Committee, the timing of public announcements of the results of the Company's current Phase 1 clinical trials for AC2993 LAR and the Company's commercialization plans for SYMLIN. The Company's actual results could differ materially from those forward-looking statements discussed in this press release, due to a number of risks and uncertainties, including risks and uncertainties in the FDA's review of NDAs generally, risks and uncertainties that the FDA may require additional clinical testing of SYMLIN, risks and uncertainties that approval of SYMLIN, if any, may be delayed and/or limited to specific indications, uncertainties in the review of the Company's European Marketing Authorization Applications for SYMLIN, risks and uncertainties regarding the drug discovery and development process, uncertainties regarding the Company's ongoing clinical studies of its drug candidates and the ability of the Company to commercialize its drug candidates, whether through sales, distribution, marketing and/or corporate partnering agreements, on terms acceptable to the Company or otherwise. Additional risks and uncertainties are described more fully in the Company's most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 under the heading "Risk Factors," and its subsequently filed Quarterly Reports on Form 10-Q.

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